Exhibit 1

COMPANHIA ENERGÉTICA DE MINAS GERAIS – CEMIG

Below are the original by-laws approved by the General Meeting for Formation of the Company, on May 2, 1952, filed with the Minas Gerais Commercial Board (JUCEMG) on May 27, 1952, under No. 57336, as amended by all the General Meetings of Stockholders held for the purpose of altering the by-laws, up to and including the most recent such meeting, held on December 18, 2025.

BY-LAWS

CHAPTER I

NAME, CONSTITUTION, OBJECTS, HEAD OFFICE AND DURATION

Clause 1      Companhia Energética de Minas Gerais – Cemig, constituted on May 22, 1952 as a listed corporation with mixed private and public sector stockholdings, under Minas Gerais State Law 828 of December 14, 1951, is governed by these by-laws, by Laws 13303 of June 30, 2016 and 6404 of December 15, 1976, as amended (‘Law 6404/1976), and by the other applicable legislation and regulations.

§1 The Company, its shareholders, managers, and members of its advisory committees and Audit Board are subject to the provisions of the Level 1 Listing Regulations of the B3 (whether these Regulations are under that name or any name that may be attributed to them in the future).

Clause 2      The Company shall have its headquarters and administration in the city of Belo Horizonte, capital of the State of Minas Gerais, Brazil and, upon authorization by the Executive Board, may open offices, representations and any other establishments in Brazil or the rest of the world.

Clause 3 The Company shall have indeterminate duration.

Clause 4      The Company’s purpose is:

I. to build, operate and commercialize the output of systems for generation, transmission, distribution and trading, including retail trading, of electricity, and related services;

II. to operate in the various fields of energy, from whatever source, with a view to economic and commercial operation;

III. to carry out activities directly or indirectly related to its objects, including distributed generation, distribution and sale of gas, development and commercial operation of telecommunication and information systems, technological research and development, and innovation; and

IV. to provide consultancy services within its field of operation to companies in and outside Brazil.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

§1 The activities specified in the above sub-items may be exercised directly by the Company or through subsidiaries or companies constituted by it in any form, or in which it holds an interest, upon decision by the Board of Directors, under State Laws 828 of December 14, 1951, 8655 of September 18, 1984, 15290 of August 4, 2004 and 18695 of January 5, 2010.

CHAPTER II

Capital and shares

Clause 5    The share capital of the Company is R$14.308.909.475,00 (fourteen billion three hundred eight million nine hundred nine thousand four hundred seventy-five Reais), represented by:

a) 956,601,911 (nine hundred fifty-six million, six hundred one thousand nine hundred eleven) nominal common shares each with nominal value of R$ 5.00 (five Reais); and

b) 1,905,179,984 (one billion nine hundred five million one hundred seventy-nine thousand nine hundred eighty-four) nominal preferred shares each with nominal value of R$ 5.00 (five Reais).

§1 The right to vote is reserved exclusively for the common shares; each common share has the right to one vote in decisions of the General Meeting of Stockholders.

Clause 6      The preferred shares have right of preference in the event of reimbursement of shares and shall have the right to a minimum annual dividend of the greater of the following amounts:

a) 10% (ten percent) of their nominal value;

b) 3% (three percent) of the value of the stockholders’ equity corresponding to the shares.

Clause 7 The common shares and the preferred shares have equal rights to distribution of bonuses and stock dividends.

§1 In business years in which the Company does not make enough profit to pay dividends to its stockholders, the State of Minas Gerais guarantees to the shares that were issued by the Company on or before August 5, 2004, and are held by individual persons, a minimum dividend of 6% (six percent) per year, under Clause 4 of State Law 15290/2004.

§2 The State of Minas Gerais shall at all times obligatorily be the owner of the majority of the shares carrying the right to vote, and all its capital shall be subscribed in accordance with the legislation from time to time in force. Capital subscribed by other parties, whether individuals or legal entities, shall be paid in as specified by the General Meeting of Stockholders which decides on the subject.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

Clause 8     Stockholders have the right of preference in subscription of increases in the share capital, and in issues of the Company’s securities, in accordance with the applicable legislation. There shall, however, be no right of preference when the increase in share capital is paid with resources arising from tax incentive systems, subject to the terms of §1 of Article 172 of Law

6404/1976.

Clause 9      The Company’s share capital may be increased by an amount equal to up to 10% (ten percent) of the share capital specified in Clause 5, without need for change in the by-laws and upon decision by the Board of Directors, having previously heard statement of opinion by the Audit Board.

Clause 10    The Board of Directors shall the competent body for deciding the number of new shares to be issued, the issue price, the period and the conditions of payment for subscription of shares, and other applicable conditions.

CHAPTER III

THE COMPANY’S LONG-TERM STRATEGY, MULTI-YEAR BUSINESS PLAN, AND ANNUAL BUDGET

Clause 11    The Long-term Strategy, the Multi-year Business Plan and the Annual Budget shall be reflected in all plans, projections, activities, strategies, investments and expenses of the Company and its wholly-owned or other subsidiaries, affiliated companies or consortia in which it directly or indirectly holds an interest.

§1 The Long-term Strategy, the Multi-year Business Plan and the Annual Budget shall be revised and prepared annually by the Executive Board and submitted no later than the last ordinary meeting of the Board of Directors of the prior year, for decision, in accordance with the applicable legislation.

§2 The Multi-year Business Plan shall reflect the premises of the Long -term Strategy, and shall comprise plans and projections for a period of 5 (five) business years; and among other matters shall address in detail:

a)             the Company’s strategies and actions, including any project related to its corporate objects;

b)             new investments and business opportunities, including those of the Company’s wholly- owned and other subsidiaries and affiliated companies, and of the consortia in which they participate;

c)              the amounts to be invested, or amounts in any other way to be originated, from the Company’s own funds or funds of third parties; and

d)             the rates of return and profits to be obtained or generated by the Company.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

CHAPTER IV

GENERAL MEETINGS

Clause 12    The General Meeting of Stockholders shall be held, ordinarily, within the first 4 (four) months of the year, for the purposes specified by law, and extraordinarily whenever necessary, and shall be called with minimum advance notice of 21 (twenty-one) days, and the relevant provisions of law shall be obeyed in its convocation, opening and decisions.

§1 In the event that a provision of law or regulations alters this minimum period for convocation, that alteration shall prevail.

§2 The Company may hold a General Meeting in person or exclusively on-line, in accordance with the applicable law and regulations, including those issued by the Brazilian Securities Commission – CVM.

Clause 13   Ordinary or Extraordinary General Meetings of Stockholders shall be chaired by a stockholder elected, by the Meeting, from among those present, and said stockholder shall choose one or more secretaries.

§1 Stockholders may be represented in General Meetings as provided for in Article 126 of Law 6404/1976 and in accordance with the regulations issued by the Brazilian Securities Commission – CVM.

Clause 14     The overall total of remuneration of the Board of Directors, the Executive Board, the Audit Board and the Statutory Audit Committee shall be set by the General Meeting of Stockholders, in accordance with the applicable legislation, and the Board of Directors shall decide on the distribution of the remuneration specified by the General Meeting.

CHAPTER V

MANAGEMENT

SECTION I

GENERAL PROVISIONS

Clause 15      The Company shall be managed by the Board of Directors and the Executive Board.

§1 The structure and composition of the Board of Directors and the Executive Board shall be identical in the wholly-owned subsidiaries Cemig Distribuição S.A and Cemig Geração e Transmissão S.A, with occasional exceptions if approved by the Board of Directors, the principle of unified periods of office being preserved. Each person elected shall be remunerated by only one of these companies.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

Clause 16     Appointments of managers as members of the Board of Directors or the Executive Board of the Company must satisfy the minimum criteria and impediments for eligibility stated in Article 17 of Law 13303/2016, and such managers must sign the undertakings and documents required, complying with the applicable legislation, before they may take office.

§1 In the exercise of their functions managers must comply with the requirements, prohibitions and obligations stated in the applicable legislation, including those stated in Sub-item I of Clause 1 of Complementary Law 64 of May 18, 1990 (“Complementary Law 64/1990”), as determined by Law 13303/2016.

§2 Any nomination or appointment to a position on a Board of Directors or Executive Board of a wholly-owned or other subsidiary, or affiliated company, that is the competence of the Company must comply with the provisions of the head paragraph of this Clause.

Clause 17       Managers, including representatives of employees and of minority stockholders, shall participate, upon their taking office and annually, according to the applicable legislation, in specific training provided by the Company on:

I corporate law and the capital markets;

II disclosure of information;

III management of risks and internal controls;

IV the Code of Conduct;

V Federal Law 12846 of August 1, 2013 (“Law 12846/2013”);

VI tenders and contracts; and

VII Any other subjects that may be required by the applicable legislation.

§1 Those who have not participated in annual training made available by the Company in the last two years are prohibited from being re-appointed to their positions.

Clause 18     All managers, and the members of the Statutory Audit Committee, shall be submitted annually to individual and collective performance evaluation, on at least the following matters:

a) a report on acts of management, as to their lawfulness and efficacy;

b) contribution to the profit for the period; and

c) achievement of the objectives established in the Multi-year Business Plan, and compliance with the Long-term Strategy and the Annual Budget.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

SECTION II

THE BOARD OF DIRECTORS

Clause 19 The Board of Directors comprises 9 (nine) members, of which one shall be the Chair.

§1 The members of the Board of Directors shall be elected for concurrent periods of office of 2 (two) years by the General Meeting of Stockholders, and may be dismissed at any time by a General Meeting of Stockholders. A maximum of three consecutive re-elections is permitted, subject to the requirements and prohibitions established in the applicable legislation.

§2 The following rules apply to the composition of the Board of Directors:

 I The controlling stockholder has the right to elect the majority of its members.

II The following two groups of stockholders each have the right to elect one member, in a separate vote, in accordance with the applicable legislation:

(i)     the minority holders of common shares; and

(ii)    the holders of preferred shares.

III If there is a decision for the minority stockholders to exercise their option to use the multiple vote mechanism, under Article 141 of Law 6404/1976, Article 22 of Law

13303/2016 and the regulations issued by the Brazilian Securities Commission – CVM, at least 25% (twenty-five per cent) of the members must be independent, or at least one of them.

IV The employees have the right to elect one member, by a specific electoral process, provided for in specific regulations for this purpose, subject to the terms of Law 6404/1976, Law 13303/2016 and Minas Gerais State Decree 47154 of February 20, 2017

(‘State Decree 47154/2017’).

§3     For election to and exercise of the functions of office, the member of the Board of Directors representing the employees is subject to all the criteria, requirements, impediments and prohibitions specified in Law 6404/1976, Law 13303/2016, and State Decree 47154/2017.

§4        Without prejudice to the impediments and prohibitions specified in these by-laws, the member of the Board of Directors representing the employees shall not take part in debates or decisions on subjects that involve union relationships, remuneration, and/or benefits, including matters relating to private pension plans and/or assistance plans, and/or in any other situation in which a conflict of interest is characterized.

§5     The members of the Board of Directors are allowed to exercise another remunerated activity, provided that there is no incompatibility of work timing or conflict of interests, subject to the prohibition stated in Article 20 of Law 13303/2016.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

Clause 20    The Chair of the Board of Directors shall be chosen by the members of that Board, at the first meeting of the Board of Directors that takes place after the election of its members, and the Chair shall state who shall take his/her place when he/she is absent or impeded from exercising the function.

§1 The posts of Chair of the Board of Directors and Chief Executive Officer of the Company may not be held by the same person.

§2        The Chair of the Board of Directors has the competency to grant leave to the Board’s members,

and the other members of the Board have the competency to grant leave to the Chair.

Clause 21    If the position of any member of the Board becomes vacant, the remaining members shall nominate a replacement, who shall serve until the first subsequent General Meeting of Stockholders, as provided for in Article 150 of Law 6404/1976.

§1 In the event specified in this Clause, the group of stockholders, majority or minority, who elected the former member shall have the right to nominate the replacement member, provided they continue to hold the stockholding interest necessary to nominate the replacement in a general meeting of stockholders.

Clause 22 The Board of Directors shall have the assistance of the Statutory Audit Committee and other advisory committees established by the Board of Directors itself.

§1 The rules of functioning, and duties and competencies, of said Committees mentioned shall be specified by their respective internal regulations.

Clause 23 The Board of Directors shall meet, ordinarily, once every month, and extraordinarily whenever necessary, in accordance with their Internal Regulations.

§1 The meetings of the Board of Directors shall be called by its Chair, in accordance with the Board’s Internal Regulations.

§2  Decisions of the Board of Directors shall be taken by majority of the votes of the Board Members present, and in the event of a tie the Chairman shall have the casting vote.

§3 In the event of a temporary impediment or absence of any member of the Board of Directors, the Board of Directors may appoint another member to represent that member. In these cases, the member so appointed shall vote in the meetings of the Board of Directors on his/her own behalf and also on behalf of the member that he/she is representing. The Chair of the Board shall be informed of the appointment, with a statement by the person appointed. Alternatively, in the case of temporary absence, the absent member may, on the basis of the agenda, state his/her vote in writing, by physical or electronic means, delivered to the secretary of the Meeting Committee.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

§4 Any member who makes a statement of their position using the means of communication chosen shall be considered to be present, and their statements and vote shall be considered valid for all legal purposes and recorded in the minutes.

Clause 24 In addition to the duties provided for in law, the Board of Directors shall have the following responsibilities and functions:

I             Setting the general orientation of the Company’s business.

II             Calling of a General Meeting of Stockholders in cases provided for by law or when he/she deems appropriate.

III             Election, dismissal and evaluations of the Executive Officers of the Company, in accordance with the applicable legislation, subject to these by-laws.

IV             Approval of proposals by the CEO and Vice-Presidents of the Company for appointments to management positions in wholly-owned or other subsidiaries, affiliates and consortia in which the Company participates.

V             Approval of regulations governing election of the member of the Board of Directors representing employees, subject to the rules established in Law 6404/1976, Law 13303/2016 and State Decree 47154/2017.

VI             Approval, in accordance with its Internal Regulations, the institution of advisory committees for optimum exercise of its functions.

VII             Election of the members of the Statutory Audit Committee, and their removal, at any time, by vote, given with grounds, of the absolute majority of the members of the Board of Directors.

VIII             Appointment, and dismissal, in both cases with grounds, of the head of the Internal Audit area, from among the Company’s career employees.

IX             Choice, and dismissal, of the Company’s external auditors, from among companies with international reputation that are authorized by the Securities Commission (CVM) to audit listed companies, subject to statement of position by the Statutory Audit Committee.

X             Supervision of Internal Audit activities.

XI             Statement of a position on any increase in the number of the Company’s employees, concession of benefits and/or advantages, or revision of a salaries and careers plan, including alteration of amounts paid for commissioned or discretionary appointments, and compensation of members of the Executive Board.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

XII             Annually, to set the directives and establish the limits, including financial limits, for spending on personnel, including concession of benefits and Collective Work Agreements, subject to the competency of the General Meeting of Stockholders, and compliance with the Annual Budget.

XIII             To decide, upon proposal by the Executive Board, on:

a)      Acquisition, disposal, or encumbrance, in any way or any basis, of any of the Company’s property, plant or equipment, and/or provision by the Company of any guarantee to a third party, of which the value, individually, or in aggregate through successive transactions in any business year, is equal to 1% (one per cent) or more of the Company’s stockholders’ equity.

b)      Execution of investment or divestment projects of the Company, through acquisitions, divestment, formation of partnerships through business opportunities, constitution of consortia, participation in auctions organized by the Concession- granting Power, or corporate restructurings, of assets or equity interests held by the Company.

c)      Constitution, restructuring, liquidation or extinction of wholly-owned or other subsidiaries, without prejudice to the legal competency of the decision-making bodies of the respective companies to approve such transactions;

d)      Initiation of the administrative processes for public bids, or for waiver of requirement for public bid, or ruling of inapplicability of requirement for public bid, and signature of the corresponding contracts, or other legal agreements, or contracting of loans, structured financing or project financing, or any pecuniary obligation in the name of the Company, of which the value, individually, or in aggregate through successive transactions in any business year, is equal to 1% (one per cent) or more of the Company’s stockholders’ equity.

e)      Initiation of legal actions, arbitration or mediation proceedings, and administrative proceedings, and entering into Court or out-of-court agreements, for amounts equal to 1% (one per cent) or more of the Company’s stockholders’ equity.

f)       Agreements for trading of energy where the amount per counterparty is more than 1% (one percent) of the Company’s equity.

g)      Acquisition by the Company of shares or debentures issued by itself, for holding in treasury or subsequent cancellation or disposal.

h)      Contracting of third-party liability insurance for coverage of expenses of proceedings, attorney fees and indemnities arising from defense of court and administrative proceedings against members or former members of the Board of Directors, the Audit Board, the Executive Board and the Statutory Audit Committee, or Directors or holders of other leadership positions in the Company.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

XIV             To make a statement of position on the Company’s annual and intermediate financial statements.

XV             Monitoring and inspection of the management by the Executive Board: the Board of Directors may, at any time, examine the books and documents of the Company, and request information on contracts entered into or in the process of being entered into, and on any other administrative facts or acts which it deems to be of interest to it.

XVI             Authorization of issuance, for public distribution or otherwise, of any securities, including promissory notes, in the domestic or international market, for raising of funds.

XVII             Authorization of issuance of shares, or warrants for subscription of shares, of the Company, within the limit of the authorized capital.

XVIII             Approval of the Long-term Strategy, the Multi-year Business Plan and the Annual Budget, and alterations and revisions to them.

XIX             Approval of capital contributions in wholly-owned and other subsidiaries, affiliated companies and consortia in which the Company participates, of which the value, individually, or in aggregate through successive transactions in any business year, is equal to 1% (one per cent) or more of the Company’s stockholders’ equity, subject to and complying with the Company’s Related Party Transactions Policy.

XX             Arranging for analysis, annually, in time for the last ordinary meeting, of the success in meeting targets and results in execution of the Multi-year Business Plan and the Long-term Strategy, publication of its conclusions, and reporting them to Legislative Assembly and Audit Court of the State of Minas Gerais.

XXI             Approval of the Related Party Transactions Policy.

XXII             Approval of the Policy on Disclosure of Information, to mitigate the risk of contradiction between the various areas and the managers of the Company.

XXIII             Approval, in accordance with these by-laws, of the complementary policies.

XXIV             Discussion, approval and monitoring of decisions that involve corporate governance practices, relationship with interested parties, policy on management of people, or the Code of Conduct.

XXV             Ensuring implementation of, and supervising, the systems for management of risks and internal controls established for prevention and mitigation of the principal risks to which the Company is exposed, including the risks related to safety and security of accounting and financial information and the occurrence of corruption or fraud.

XXVI             Assessment, annually, of the individual and collective performance of the members of the Executive Board.

XXVII             Declaration of Interest on Equity, and/or interim dividends in the form of Interest on Equity, to be paid from retained earnings, profit reserves or profits ascertained in six- monthly or interim financial statements.

XXVIII             Decision on any cases of omission in relation to these by-laws, subject to the specific competencies of the General Meeting of Stockholders.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

SECTION III

THE EXECUTIVE BOARD

Clause 25  The Executive Board shall comprise 8 (eight) members, resident in Brazil, who may be stockholders, elected by the Board of Directors for a period of office of two years, subject to the requirements of the applicable legislation and regulations. A maximum of three consecutive re-elections is permitted. The members shall have the following designations: (i) Chief Executive Officer (CEO); (ii) Vice President for Finance and Investor Relations; (iii) Vice President for Legal Affairs; (iv) Vice President for Distribution; (v) Vice President for Generation and Transmission; (vi) Vice President for Trading; and (vii) Vice President for Information Technology; ; and (viii) Vice President for Institutional Relations.

§1 The members of the Executive Board shall remain in their posts until their duly elected successors take office.

§2 The members of the Executive Board shall exercise their positions as full-time occupations in service of the Company. They may at the same time exercise non-remunerated positions in the management of the Company’s wholly-owned or other subsidiaries, or affiliated companies, at the option of the Board of Directors. They shall, however, obligatorily hold and exercise the corresponding positions in the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A.

§3 The Executive Board may contract non-statutory Directors, and the Board of Directors shall define how many.

§4 The members of the Executive Board shall have the right to annual paid leave of not more than 30 (thirty) days, non-cumulative, receiving an additional one-third of their current monthly remuneration.

Clause 26     In the event of any of the other members of the Executive Board being absent, or on leave, or their seat being vacant, or in the event of impediment of their position, or resignation, that Board may, on approval by the majority of its members, attribute the temporary exercise of the related functions to another member of the Executive Board.

§1 The member of the Executive Board elected by the Board of Directors to replace the CEO or a Vice-President during his term of office, shall perform such functions for the term of office remaining to the person replaced.

Clause 27  The Executive Board shall meet, ordinarily, at least 2 (two) times a month and, extraordinarily, whenever convened by the President or by 2 (two) Vice Presidents, in accordance with its Internal Regulations.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

§1 Decisions of the Executive Board are taken by vote of the majority of its members, and in the event of a tie the Chief Executive Officer shall have a casting vote.

§2 In the event of impediment or temporary absence of any member of the Executive Board, that Board may appoint another member to represent him or her. In these cases, the member so appointed shall vote in the meetings of the Board of Directors on his/her own behalf and also on behalf of the member that he/she is representing. Alternatively, in the case of temporary absence, the absent member may, on the basis of the agenda, state his/her vote in writing, by physical or electronic means, delivered to the secretary of the Meeting Committee.

§3 The meetings of the Executive Board may be held by teleconference, video conference or other means of communication that allow identification and communication of the members.

Clause 28     In addition to the attributions established by law, the Executive Board, responsible for the current management of the Company’s business, also has the following responsibilities and competencies:

I             Approval of the Plan of Organization of the Company and publication of the corresponding rules of organization and procedure.

II             Examination, and submission to the Board of Directors, for approval, of the Long-term Strategy and the Multi-year Business Plan, and annual revisions of them, including timetables, amount and allocation of the capital expenditure specified therein.

III             Examination, and submission to the Board of Directors, for approval, of the Annual Budget, which must reflect the Multi-year Business Plan at the time in force, and revisions of it.

IV             Decision on acquisition, disposal, or encumbrance, in any way or any basis, of any of the Company’s property, plant or equipment, and/or provision by the Company of any guarantee to a third party, of which the value, individually, or in aggregate through successive transactions in any business year, is equal to 1% (one per cent) or more of the Company’s stockholders’ equity.

V             Decision on, and submission to the Board of Directors for approval of, execution of investment and divestment projects of the Company, through acquisitions, divestments, formation of partnerships through business opportunities, constitution of consortia, participation in auctions organized by the Concession-granting Power, or corporate restructurings, in relation to assets or equity interests held by the Company.

VI             Decision on, and submission to the Board of Directors for approval of, constitution, restructuring, liquidation or extinction of wholly-owned or other subsidiaries, without prejudice to the legal competence of the decision-making bodies of the respective companies to approve the conduct of such transactions.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

VII             Decisions to initiate administrative processes for public bids, waiver of requirement for public bid, or ruling of inapplicability of requirement for public bid, and signature of the corresponding contracts, or other legal agreements, contracting of loans, structured financing or project financing, or any pecuniary obligation in the name of the Company, of which the value, individually, or in aggregate through successive transactions in any business year, is equal to 1% (one per cent) or more of the Company’s stockholders’ equity.

VIII             Decision on trading of energy where the amount per counterparty is more than 1% (one percent) of the Company’s equity.

IX             Authorization to initiate Court or administrative proceedings, and to enter into Court or out-of-court settlements, for amounts less than 1% (one per cent) of the Company’s stockholders’ equity.

X             Decision on hiring or dismissal of non-statutory Directors.

XI             Approval of the appointment of employees to leadership positions.

XII             Authorization of expenditure on personnel expenses, collective and other work agreements, subject to the competency of the General Meeting of Stockholders, the directives and limits approved by the Board of Directors, and the Annual Budget.

XIII             Approval of nominations for positions on the Board of Directors, the Audit Board and the Executive Board of wholly-owned and other subsidiaries, affiliates and the consortia in which the Company participates, obeying the terms of Law 13303/2016 and Decree 47154/2017, regarding requirements, impediments and prohibitions.

XIV             Orientation of the vote to be cast by the representative of the Company in General Meetings of the wholly-owned and other subsidiaries, affiliates and consortia in which the Company participates.

XV             Submission for decision by the Board of Directors of the Policies that are complementary to these by-laws.

XVI             Issuance of internal rules, within the scope of its remit, to delegate competency for specific management acts.

§1        Actions necessary for the regular functioning of the Company, signature of contracts, and other legal transactions shall be carried out by the Chief Executive Officer jointly with one Vice President, or by two Vice Presidents, or by a person holding a duly constituted power of attorney.

§2 The Executive Board may delegate powers for approval and signature of legal transactions within the framework of the internal functional structure related to ordinary acts of management.

§3 Confidentiality agreements with entities interested in entering into a partnership with the Company may be executed by the CEO and/or the Vice President for the business area involved, together with the Vice President for legal affairs, in accordance with the Internal Regulations of the Executive Board.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

§4 The Executive Board shall obey and comply with the goals and limits established by the Board of Directors.

§5 The CEO and the Vice Presidents are responsible for active and passive representation of the Company, in court or otherwise. The Company shall only assume obligations and responsibilities upon signature of:

(a)  the CEO, jointly with 1 (one) Vice President; or

(b)  2 (two) Vice Presidents, jointly; or

(c)  the CEO or 1 (one) Vice President jointly with 1 (one) person holding a power of attorney with specific powers for practice of the act in question.

Clause 29     Subject to the provisions in the preceding Clauses and good corporate governance practices, it shall be the duty of each member of the Executive Board to comply with these by-laws, the decisions of General Meetings of Stockholders and of the Board of Directors, and the Internal Regulations and decisions of the Executive Board, and to cause others to comply with them. The duties of the members of the Executive Board include the following:

I Responsibilities and functions of the CEO:

a)      to coordinate the strategic and institutional activities of the Company, the wholly-owned and other subsidiaries, affiliates, and the consortia of which the Company is a part.

b)      to coordinate preparation, consolidation and implementation of the Company’s Long-term Strategy and Multi-year Business Plan, and those of the wholly-owned and other subsidiaries, and affiliated companies; in the latter case jointly with the Vice President responsible, and in both cases with participation of the other Vice Presidents.

c)      to present the annual report on the Company’s business to the Board of Directors and to the Ordinary General Meeting of Stockholders.

d)      the activities of Strategic Planning, Compliance and Corporate Risk Management;

e)      jointly with the Vice President responsible, to propose to the Executive Board nominations for leadership positions in the Company;

f)       to propose to the Executive Board nominations for positions of management and on the Audit Boards of the wholly-owned and other subsidiaries, the affiliated companies and the consortia in which the Company participates, and on the statutory bodies of Fundação Forluminas de Seguridade Social (Forluz) and Cemig Saúde, after consultation of the Chief Officer responsible.

g)      To coordinate policy and management actions of people in the Company and in its wholly- owned and other subsidiaries.

h)      To coordinate and administer processes and activities related to communication, externally and internally, in the area related to the Company and its wholly-owned and other subsidiaries.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

i)        to plan the activities relating to supply of materials and services, infrastructure, and transactional services, and to arrange for them to be put into effect.

j)        to represent the Company in the Courts, on the plaintiff or defendant side.

II Responsibilities and functions of the Vice President for Finance and Investor Relations:

a)      To plan, coordinate, manage and direct the activities related to the financial area, accounting, tax, insurance, planning and control of the Company, its wholly-owned and other subsidiaries, and investor relations, and the negotiations and implementation of partnerships, consortia, associations and specific-purpose companies, according to the Equity Holdings Policy.

b)      To develop and implement the strategic plan of the Company’s Finance and Investor Relations area and that of its wholly-owned and controlled subsidiaries, aligning it with the business objectives and best market practices.

c)      To represent the Company in relations with the Brazilian Securities Commission (CVM), shareholders, investors, stock exchanges in Brazil and abroad, financial institutions and other bodies related to the activities of the financial and capital markets.

d)      To decide actions and strategies to meet the demands of investors.

e)      To propose and manage the allocation of corporate capital to maximize return on investments, including the analysis of new business opportunities aligned with organizational objectives and the creation of sustainable value.

f)       To ensure there is adequate risk management of the Company’s energy trading business.

III Responsibilities and functions of the Vice President for Legal Affairs:

a)      To plan, coordinate and manage the legal activities of the Company and its wholly-owned and other subsidiaries.

b)      To coordinate, administer and direct corporate governance activities;

c)      To define the policies and guidelines, within the Company, of its wholly-owned and other subsidiaries, related to the application and development of strategies related to legal matters.

d)      To decide and promote policies and guidelines regarding legal assistance and the defense of the interests of the Company and its wholly-owned and other subsidiaries.

e)      To develop and implement the strategic plan of the legal area of the Company and its wholly-owned and controlled subsidiaries, aligning it with the business objectives and market best practices.

f)       To coordinate the execution of legal assistance and defense of the interests of the Company and its wholly-owned subsidiaries, comprising advice, consulting, litigation and legal management, as well as the issuance and approval of the legal opinions, guidelines and positions statements of the Company.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

g)      To decide on the appropriateness of hiring any and all external legal services, and services to support the legal area and other areas of the Company;

h)      To represent the Company in relations with the bodies of the Judiciary and entities and associations related to legal matters.

IV Responsibilities and functions of the Vice President for Distribution:

a)      To build, operate and commercially manage systems of distribution of electricity, and related services.

b)      To plan, propose, manage and lead the investments related to the electric power distribution business of the Company and its wholly-owned and other subsidiaries.

c)      To coordinate implementation of projects for expansion and improvement of the distribution systems.

d)      To ensure execution of the energy planning of the distributor, including the management of acquisition of energy to supply its clients.

V Responsibilities and functions of the Vice President for Generation and Transmission:

a)      To build, operate and commercially manage systems of generation and transmission of electricity, and related services.

b)      To plan, propose and manage the investments and divestments related to the power generation and transmission businesses of the Company and its wholly owned and other subsidiaries, and affiliated companies.;

c)      To coordinate the activities related to the monitoring of the management of Company’s wholly-owned and other subsidiaries, and affiliated companies.

d)      to coordinate the implementation of projects and projects of expansion of generation and transmission.

VI Responsibilities and functions of the Vice President for Trading:

a)      To manage the processes and activities related to the trading of energy in its various forms and modalities, including retail trading, and related services;

b)      To plan, propose, manage and lead the activities of energy trading and commercial relationship in the Free Market of the Company and its wholly-owned and other subsidiaries.

VII Responsibilities and functions of the Vice President for Information Technology:

a)      To develop and implement the strategic Information Technology and Telecommunications Plan of the Company and its wholly-owned and other subsidiaries, aligning it with the business objectives and best market practices.

b)      To define, provide and manage the life cycle of the Company’s information technology and telecommunications solutions, in line with the strategic plan, seeking efficient and innovative solutions that generate value for the business.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

c)      To define and implement cybersecurity and information security policies, procedures and solutions to protect the Company’s data and technological infrastructure against cyber threats.

d)      To manage the company’s information technology infrastructure, including hardware, software, data, communication networks, security and governance systems, guaranteeing effective controls, compliance, quality, availability, modernization and cost efficiency.

e)      To establish and manage contracts with suppliers and integrators of information technology and telecommunications products and services, ensuring quality and the best cost-benefit ratios for the Company.

VIII Responsibilities and functions of the Vice President for Institutional Relations:

a)      to coordinate and manage processes and activities related to the institutional relations of the Company, its wholly-owned subsidiaries and controlled companies;

b)      to propose and coordinate action strategies to ensure a harmonious relationship with state and federal legislative and governmental institutions;

c)      to coordinate and monitor, jointly with the Vice Presidency for Distribution, projects aimed at strengthening the economic and social development of the regions served by the Company, through the improvement of electricity supply.

§1 As well as carrying out the duties established for them in these by-laws, each member of the Executive Board has a duty to provide cooperation, assistance and support to the other members in the areas of their respective competencies, aiming for success in the Company’s higher objectives and interests.

§2 It is the duty of each member of the Executive Board, within the area of its activity, to arrange for the actions necessary for compliance with and effective implementation of the work safety policies approved by the Company.

§3 The individual responsibilities of each member of the Executive Board, which may be complemented by others specified in internal regulations, include:

I         To propose to the Executive Board, for approval or submission to the Board of Directors or the General Meeting of Stockholders, approval of legal transactions related to their area, subject to the scope for decisions specified in these by-laws.

II      To disclose, at least annually, within the Executive Board, reports on performance related to the activities that they coordinate and monitor.

III   To represent the Company in relations with the market, and the bodies, associations and other related entities of the electricity sector and those related to the activities of their individual business area: They may sign documents inherent to their specific area of the business, other than any which under these by-laws must be submitted to the whole Executive Board.

IV   To ensure application of the corporate policies, and the principles of sustainable development and social responsibility, in all activities under their responsibility.

§4 In relation to the affiliated companies, the members of the Executive Board shall exercise their activities in obedience to the related by-laws or stockholders’ agreements.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

SECTION IV

LIABILITY OF THE MANAGERS

Clause 30    Members of the Company’s management are accountable to the Company and to third parties for the actions which they take in the exercise of their functions, in the terms of the applicable law and regulations and these by-laws.

Clause 31   The Company will provide defense in Court and/or administrative proceedings, on the plaintiff or defendant side, for members and former members of the Board of Directors, the Audit Board, the Executive Board and the Statutory Audit Committee, and Non-Statutory Directors and those in leadership positions, during or after their periods of office, in relation to events or acts related to the exercise of their specific functions.

§1 The guarantee in the head paragraph of this Clause extends to employees who legally carry out actions by delegation or under orders from members of the Company’s management.

§2 Upon decision of the Board of Directors, the Company shall contract third-party liability insurance to cover expenses of legal actions, fees of counsel and indemnities arising from legal or administrative actions referred to in the head paragraph of this Clause.

§3 The insurance contracted will not cover defense of acts which are manifestly illegal or are committed by insured parties who have acted with abuse of power.

§4 Whether or not an insurance claim is made, the Company is able to contract a specialized external law office for defense of any acts that are impugned.

§5 If a member of the Board of Directors, the Audit Board, or the Executive Board, or a Non- Statutory Director or an employee is convicted, in a judgment against which there is no further appeal and which characterized fraud or gross error, as specified in Article 28 of the Law of Introduction to the Rules of Brazilian Legislation, the Company shall seek compensation of all costs, expenses and damages caused to it.

§6 The Company shall issue a Comfort Letter covering the members of the Board of Directors, the Fiscal Council, the Statutory Audit Committee, and the Executive Board, as well as non-statutory Officers and representatives appointed to equivalent positions in controlled companies, affiliates, or investees, or in any other organizations in which the Company holds a seat, in respect of acts performed in good faith, in compliance with the applicable legal provisions.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

SECTION V

THE STATUTORY AUDIT COMMITTEE

Clause 32   The Statutory Audit Committee is an independent, permanent, consultative body, with its own budget allocation. Its objective is to provide advice and support to the Board of Directors, to which it reports. It also has the responsibility of other activities attributed to it by legislation.

§1 The Audit Committee has 4 (four) members, the majority of them independent, nominated and elected by the Board of Directors at its first meeting after the Annual General Meeting, subject to the prohibitions stated in §1 of Article 25 of Law 13303/2016, for periods of office of three years, not to run concurrently. One re-election is permitted.

§2 The meetings of the Statutory Audit Committee shall be, at least, every two months, and their minutes shall be disclosed, in accordance with the applicable legislation, except if the Board of Directors considers that a legitimate interest of the Company is at risk, in which case only its summary statement will be disclosed.

§3      The restriction in §2 may not be used in opposition to the control and/or inspection bodies to which the Company is subject – these shall have, in accordance with governing legislation, total and unrestricted access to the content of the minutes of the Statutory Audit Committee, subject to the obligation of secrecy and confidentiality.

§4     Nominees for the position of member of the Statutory Audit Committee must meet the minimum conditions established in §1 of Article 25 of Law 13303/2016 and Article 37 of State Decree 47154/2017, and be compliant with the applicable statutory regulations and provisions.

§5 Members of the Board of Directors who are also members of the Statutory Audit Committee shall receive only the remuneration of the latter.

§6       The members of the Statutory Audit Committee shall participate, upon taking office and annually, in specific training made available by the Company as provided for in Art. 17 of these by-laws.

§7 The commitments and guarantees given to managers in these by-laws also apply to the members of the Statutory Audit Committee.

Clause 33 The following are attributions and duties of the Statutory Audit Committee:

I           To state opinion on contracting, and dismissal, of the external auditors.

II          To supervise the activities of the external auditors, assessing their independence, the quality of the services provided, and the appropriateness of such services to the Company’s needs.

III        To supervise the activities in the areas of internal control, internal audit and preparation of the financial statements.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

IV        To monitor the quality and integrity of the internal control mechanisms, the financial statements and the information and measurements disclosed by the Company.

V          to evaluate and monitor the Company’s exposures to risk – it may requisition, among other matters, detailed information on policies and procedures relating to compensation of the management, utilization of assets, and expenditures made in the name of the Company.

VI        To evaluate and monitor, jointly with management, the appropriateness of transactions with related parties.

VII       to prepare an annual report with information on its activities, results, conclusions and recommendations, reporting any significant divergence between management, external auditors and the Audit Committee in relation to the financial statements;

VIII      to assess the reasonableness of the parameters on which actuarial calculations are based, and the actuarial result of the benefit plans maintained by the pension fund, when the Company is sponsor of a closed private pension plan entity;

IX        to give opinion, in order to assist the stockholders in their appointment and evaluation of managers, members of the Board of Directors’ support committees, and members of the Audit Board, on compliance with the requirements of, and absence of prohibitions for, the related elections; and verification of compliance of the process.

X          to verify compliance in the process of evaluation of managers, members of the Board of Directors’ support committees, and members of the Audit Board.

§1 The Audit Committee may exercise its duties and responsibilities in relation to such wholly- owned and other subsidiaries of the Company as adopt the structure of sharing of a Common Statutory Audit Committee.

Clause 34  The Statutory Audit Committee has operational autonomy to conduct or order consultations, evaluations and investigations of senior management within the scope of its activities, including contracting and use of independent external specialists.

§1 The Statutory Audit Committee must have means for receiving accusations, including those of a confidential nature, internal and external to the Company, on subjects related to its area of duties.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

CHAPTER VI

THE CONTROL AREAS

Clause 35 Internal Audit, Compliance, and Corporate Risk Management are Control Areas.

§1 The Control Areas must operate with independence. They report, in functional terms, to the Executive Board, and have the prerogative of reporting directly to the Board of Directors, when applicable, in accordance with the applicable legislation.

§2 The external control, which is the responsibility of the Comptroller-General of the State of Minas  Gerais,  shall  be  subsidiary  in  character,  subject  to  the  principles  of  motivation, reasonableness, appropriateness and proportionality, and shall be subject to the limits of the regulation to which the Company is subject, in particular the  rules of the Brazilian Securities Commission (CVM), and must be compatible with the attributions of Internal Audit, Compliance and the Statutory Audit Committee.

Clause 36 The internal audit on the preparation of the financial statements is responsible for assessing:

I         the appropriateness of the internal controls, and the effectiveness of risk management and of the governance process; and.

II      the reliability of the process of collection, measurement, classification, accumulation, recording and disclosure of events and transactions, in relation to preparation of the financial statements.

Clause 37 The Compliance Management Unit, linked directly to the CEO, is responsible for:

I         managing the Company’s compliance program, with prevention, investigation and detection of, and response to, any failings in compliance with internal or external rules and/or inappropriate conduct; and

II      coordinating and defining the methodology to be used in the management of internal controls.

Clause 38  The corporate risk management area, linked directly to the CEO, is responsible for:

I         coordinating and mapping the management of the portfolio of corporate risks;

II      supporting the other areas of the Company in adoption of the decisions on the corporate risks policy and adoption of the risk appetite parameters decided by the Board of Directors; and

III   deciding the methodology to be used in corporate risk management; and supporting the other areas in its implementation.

§1 The Risk Management Unit shall periodically send reports to the Statutory Audit Committee containing its indications and recommendations.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

CHAPTER VII

THE AUDIT BOARD

Clause 39  The Audit Board is constituted permanently, and has 5 (five) sitting members, each having a substitute member. These are elected by the General Meeting of Stockholders for a period of office of two years. Two re-elections are permitted. No member may take office without first signing the legal and regulatory undertakings and documents required by applicable law.

  §1     The following rules govern nomination of members of the Audit Board:

a)      The following two groups of stockholders each have the right to elect one member, in separate votes, in accordance with the applicable legislation:

(i)   the minority holders of common shares, and

(ii) the holders of preferred shares.

b)     The majority of the members must be elected by the Company’s controlling stockholder; at least one must be a public employee, with a permanent employment link to the Public Administration.

§2 In addition to the rules provided for in these Bylaws, the members of the Audit Board and their alternates are subject to the provisions of Law 6404/1976, Law 13303/2016 and State Decree

47154/2017.

§3 In cases where the Company appoints members of the Audit Boards of wholly-owned or other subsidiaries, or affiliated companies, appointments must be made in accordance with the Company’s Appointments and Eligibility Policy.

§4  The sitting and alternate members of the Board of Directors. including those representing minorities, must participate, upon taking office and annually, in specific training sessions made available by the Company.

§5  The Audit Board shall elect its Chair from among its members, and the Chair shall call, and conduct, the meetings, in accordance with its Internal Regulations.

Clause 40   In the event of resignation, death or impediment, the sitting member of the Audit Board shall be replaced by his/her respective alternate member.

Clause 41  The Audit Board shall have the duties and competencies set out by Law 6404/1976 and Law 13303/2016, and, to the extent that they do not conflict with Brazilian legislation, those required by the laws of the countries in which the Company’s shares are listed and traded.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

CHAPTER VIII

THE BUSINESS YEAR

Clause 42     The business year shall coincide with the calendar year, closing on December 31, when the financial statements shall be prepared, in accordance with the applicable legislation. Financial statements may be prepared for periods of six months or interim statements for shorter periods.

Clause 43    Before any sharing of the profit, there shall be deducted from the profit for the business year, inthis order: retained losses, the provision for income tax, the Social Contribution tax on Net Profit, and then, successively, employees’ and managers’ profit shares.

§1   The net profit ascertained in each business year shall be allocated as follows:

I 5% (five per cent) to the legal reserve, up to the maximum limit specified by law;

II 50% (fifty per cent) distributed as mandatory dividend to the stockholders of the Company, subject to the other terms of these by-laws and the applicable legislation; and

III the balance, after the retention specified in a capital expenditure and/or investment budget prepared by the Company’s management, in compliance with the Company’s Long-Term Strategic Plan and the Dividend Policy contained therein and duly approved, shall be applied in the constitution of a profit reserve, for the purpose of distribution of extraordinary dividends, in accordance with these by-laws, up to the maximum limit specified by Clause 199 of Law 6404/1976.

Clause 44    The dividends shall be distributed in the following order:

a)      the minimum annual dividend guaranteed to the preferred shares;

b)      the dividend for the common shares, up to a percentage equal to that guaranteed to the preferred shares.

§1 Once the dividends specified in Sub-items ‘a’ and ‘b’ of the head paragraph of this clause have been distributed, the preferred shares shall have equality of rights with the common shares in any distribution of additional dividends.

§3 The amounts paid or credited as Interest on Equity, in accordance with the relevant legislation, shall be imputed as on account of the amounts of the mandatory dividend or of the dividend payable under the by-laws to the preferred shares, being for all purposes of law a part of the amount of the dividends distributed by the Company.

Clause 45   Without prejudice to the mandatory dividend, every 2 (two) years, or more frequently if the Company’s availability of cash so permits, the Company shall use the profit reserve specified in Sub-item III of §1 of Clause 43 of these by-laws for the distribution of extraordinary dividends, up to the limit of cash available, as determined by the Board of Directors, in obedience to the Company’s Long-Term Strategic Plan and the Dividend Policy contained in it.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

Clause 46  The dividends declared, mandatory or extraordinary, shall be paid in 2 (two) equal installments, the first by June 30 and the second by December 30 of each year, and the Executive Board shall decide, subject to these periods, the location and processes of payment.

§1 Dividends not claimed within three years from the date on which they are placed at the disposal of the stockholder shall revert to the benefit of the Company.

Clause 47    Payment of any kind of participation in the Company’s profits is prohibited to the members of the Statutory Audit Committee and the Board of Directors, with an exception only for the member representing the employees.

§1 The employees’ share in the profits or results of the Company shall obey the criteria authorized by the Executive Board based on the guidelines approved by the Board of Directors and limits established by the General Meeting of Stockholders, in accordance with the specific legislation.

CHAPTER IX

RESOLUTION OF DISPUTES

Clause 48    The Company, its stockholders, managers and members of the Audit Board undertake to resolve through arbitration, preceded by mediation, before the Market Arbitration Chamber (CAM) of the B3 or the FGV Mediation and Arbitration Chamber, in accordance with their respective regulations, all and any dispute or controversy that may arise between them related to or arising from their status as issuer, stockholder, manager or member of the Audit Board, in particular, the application, validity, efficacy, interpretation or violation of the provisions contained in the applicable legislation and regulations, in particular Law 6385/1976, Law 6404/1976, these by-laws, any stockholders’ agreements filed at the head office, the rules issued by the Brazilian Securities Commission, by the Brazilian Central Bank, or the National Monetary Council, or any other rules applicable to the functioning of the capital markets in general, as well as those contained in the Level 1 Regulations of the B3, and the B3 Level 1 Participation Contract.

§1 Without prejudice to the validity of this arbitration clause, application for urgency measures, before the arbitration tribunal has been constituted, should be remitted to the Judiciary, through the courts of the legal district of Belo Horizonte, Minas Gerais.

CHAPTER X

GENERAL AND FINAL PROVISIONS

Clause 49     Any contracts entered into, and other legal transactions, between the Company and its related parties, including the State of Minas Gerais and Cemig, must obey the provisions of the Company’s Related Parties Transaction Policy.

Clause 50  References to the term ‘applicable legislation’ in these by-laws shall include reference to the regulatory rules, subject to the prevalence of Law over rules of an infra-legal nature.

Clause 51    In companies in which the Company has an interest, whether controlling or otherwise, practices of governance and control that are in proportion to the importance, materiality and the risks of the business must be obeyed.

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.